Exhibit 99.1

Mesabi Trust Press Release

July 13, 2020 04:30 PM Eastern Daylight Time

NEW YORK--(BUSINESS WIRE)—The Trustees of Mesabi Trust (NYSE:MSB) declared a distribution of five cents ($0.05) per Unit of Beneficial Interest payable on August 20, 2020 to Mesabi Trust Unitholders of record at the close of business on July 30, 2020. This compares to a distribution of twenty-one cents ($0.21) per Unit for the same period last year.

The sixteen cents ($0.16) per Unit decrease in the current distribution, as compared to the distribution announced by the Trust at the same time last year, is primarily attributable to the Trust’s receipt of total royalty payments of $ 448,246 on April 30, 2020 from Cleveland-Cliffs Inc. (“Cliffs”), the parent company of Northshore Mining Company, which was lower than the total royalty payments of $ 3,149,582 received by the Trust from Cliffs in April 2019. The decrease in the royalty received by the Trust in the first calendar quarter of 2020, as compared to the royalty received in the first calendar quarter of 2019, is primarily attributable to negative pricing adjustments reflected in the first quarter 2020 base and bonus royalty calculations related to changes in price estimates made in prior quarters. The Trust’s announcement today also reflects that the Trust’s most recent balance sheet includes a contract liability, which represents, among other things, anticipated negative pricing adjustments and iron ore that has not been shipped by Northshore, but for which the Trust has received a royalty payment based on an initial estimated price. See Mesabi Trust’s Quarterly Report on Form 10-Q, Note 2 (regarding “Contract asset and contract liability”), for the fiscal quarter ended April 30, 2020 (filed June 8, 2020). Finally, the Trust’s announcement today also reflects the Trustees’ determination that Mesabi Trust will have sufficient reserves available to make such a distribution while also maintaining an appropriate level of unallocated reserves in order for the Trust to be positioned to meet current and future expenses, and present and future liabilities (whether fixed or contingent), that may arise.

Quarterly royalty payments from Northshore for iron ore shipments during the second calendar quarter, which are payable to Mesabi Trust under the royalty agreement, are due on July 30, 2020, together with the quarterly royalty report. After receiving the quarterly royalty report, Mesabi Trust plans to file a summary of the quarterly royalty report with the Securities and Exchange Commission in a Current Report on Form 8-K.

The Trustees have received no information to update Cliffs’ April 13, 2020 announcement about the temporary idling production at Northshore Mining in Minnesota. At that time, Cliffs said it expected to restart Northshore production in August.

Forward-Looking Statements

This press release contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing and adjustments to pricing, shipments by Northshore in 2020, royalty (including bonus royalty) amounts, timing of quarterly royalty payments and quarterly royalty reports, and other matters, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended. Actual production, prices, price adjustments, and shipments of iron ore pellets, as well as actual royalty payments (including bonus royalties) could differ materially from current expectations due to inherent risks and uncertainties such as general adverse business and industry economic trends, uncertainties arising from war, terrorist events, the impact of the recent coronavirus (COVID-19) pandemic, and other global events, higher or lower customer demand for steel and iron ore, decisions by mine operators regarding curtailments or idling of production lines or entire plants, announcements and implementation of trade tariffs, environmental compliance uncertainties, difficulties in obtaining and renewing necessary operating permits, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, indexing features in Cliffs Pellet Agreements resulting in adjustments to royalties payable to Mesabi Trust and other factors. Further, substantial portions of royalties earned by Mesabi Trust are based on estimated prices that are subject to quarterly and final adjustments, which can be positive or negative, and are dependent in part on multiple price and inflation index factors under agreements to which Mesabi Trust is not a party and that are not known until after the end of a contract year. Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially. Additional information concerning these and other risks and uncertainties is contained in the Trust’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements made herein to reflect events or circumstances after the date hereof.

Contact:

Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
904-271-2520